SECURITIES AND EXCHANGE COMMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

         INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO
                     FILED PURSUANT TO RULE 13d-2(b)

                             (Amendment No. 2)

                    AREL COMMUNICATIONS & SOFTWARE, LTD.
                    ------------------------------------
                             (Name of Issuer)

                   Ordinary Shares, NIS 0.001 Par Value
                   ------------------------------------
                      (Title of Class of Securities)

                                  M14925107
                                -------------
                                (CUSIP Number)

                                August 1, 2002
                              ------------------
          (Date of Event which Requires Filing of this Statement)

    Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ] Rule 13d-1(b)
          [ ] Rule 13d-1(c)
          [X] Rule 13d-1(d)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No.          M14925107
                   -------------------------------------------------------

     1.  Names of Reporting Persons     Mitchell E. Jones
                                        ----------------------------------
         I.R.S. Identification Nos. of Above Persons (entities only)

         -----------------------------------------------------------------

     2. Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)     [ ]
        (b)     [X]

     3.  SEC Use Only
                        --------------------------------------------------

     4.  Citizenship or Place of Organization     United States
                                                  ------------------------

     Number of     5.  Sole Voting Power          1,539,559
     Shares                                       ------------------------
     Beneficially  6.  Shared Voting Power          276,722
     Owned by                                     ------------------------
     Each          7.  Sole Dispositive Power     1,539,559
     Reporting                                    ------------------------
     Person        8.  Shared Dispositive Power     276,722
     With                                         ------------------------

     9.  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                  1,816,281
                                                  ------------------------

     10. Check if the Aggregate Amount in Row 9 Excludes Certain Shares
         (See Instructions)                       [ ]

     11. Percent of Class Represented by Amount in Row 9
                                                  14.1%
                                                  ------------------------

     12. Type of Reporting Person                 IN
         (See Instructions)                       ------------------------


ITEM 1(a)     NAME OF ISSUER:

              Arel Communications & Software, Ltd.
              ------------------------------------------------------------

ITEM 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

              3 Hayarden Street, Yavne, 70600, Israel
              ------------------------------------------------------------

ITEM 2(a)     NAME OF PERSON FILING:

              Mitchell E. Jones
              ------------------------------------------------------------

ITEM 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              2282 Peters Pike, Troy, Ohio 45373
              ------------------------------------------------------------

ITEM 2(c)     CITIZENSHIP:

              United States of America
              ------------------------------------------------------------

ITEM 2(d)     TITLE OF CLASS OF SECURITIES:

              Ordinary Shares, NIS 0.001 Par Value
              ------------------------------------------------------------

ITEM 2(e)     CUSIP NUMBER:

              M14925107
              ------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-29B0 OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under section 15 of the Act
             (15 U.S.C. 78o);
     (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act
             15 U.S.C. 78c);
     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
     (e) [ ] An investment adviser in accordance with Section
             240.13d-1(b)(ii)(E);
     (f) [ ] An employee benefit plan or endowment fund in accordance with
             Section 240.13d-1(b)(1)(ii)(F);
     (g) [ ] A parent holding company or control person in accordance with
             Section 240.13d-1(b)(1)(ii)(G);
     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

                     None of the above are applicable.

ITEM 4.   OWNERSHIP

     (a) Amount beneficially owned:  1,816,281
                                     ------------------------------------------
     (b) Percent of Class:  14.1%
                            ---------------------------------------------------
     (c) Number of shares as to which the person has:
        (i) Sole power to vote or to direct the vote                  1,539,559
                                                           --------------------
        (ii) Shared power to vote or to direct the vote                 276,722
                                                           --------------------
        (iii) Sole power to dispose or to direct the disposition of   1,539,559
                                                           --------------------
        (iv) Shared power to dispose or to direct the disposition of    276,722
                                                           --------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following        [   ]

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

          Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable.

ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  April 7, 2003                                  /s/    Mitchell E. Jones
                                                      ------------------------
                                                             MITCHELL E. JONES